UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021

FATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 General Atomics Court, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	FATE	Nasdaq Global Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 3, 2021, the Board of Directors (the “Board”) of Fate Therapeutics, Inc. (the “Company”) increased the size of the Company’s Board from nine to ten directors (the “Board Increase”). The Company effected the Board Increase pursuant to Article VI, Section 3 of the Company’s Amended and Restated Certificate of Incorporation and Article II, Section 2 of the Company’s Amended and Restated Bylaws.

On August 3, 2021, the Board appointed Yuan Xu, Ph.D. to the Board as a Class II director. Dr. Xu was appointed to a newly created vacancy on the Board resulting from the Board Increase.

From March 2018 to August 2020, Dr. Xu served as chief executive officer and as a director of Legend Biotech Corporation (“Legend”), where she played a leading role in the company’s initial public offering, clinical development of the autologous CAR T-cell therapy cilta-cel, and partnership with Janssen. Prior to Legend, Dr. Xu was Senior Vice President at Merck from August 2015 to August 2017, where she led discovery, preclinical and technical development, and manufacture of the Biologics & Vaccines subdivision. Dr. Xu was Vice President at Gilead from March 2014 to August 2015, where she led biologics and vaccines development and oversaw all operational aspects of the company’s Oceanside manufacturing facility as Site Head, and was Vice President at Novartis from 2008 to 2014, where she led several functions in the U.S. and Europe including the biotherapeutics development unit focusing on innovative medicines including engineered cell therapies, gene therapies, and antibody drug conjugates. Dr. Xu currently serves as an independent director on the board of directors of Akero Therapeutics, Inc. (Nasdaq: AKRO). Dr. Xu holds a Ph.D. in biochemistry from the University of Maryland, and she completed her postdoctoral training in virology and gene therapy at the University of California, San Diego.

Upon her appointment to the Board, Dr. Xu was granted (i) an option to purchase 7,501 shares of the Company’s common stock (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Market on August 3, 2021, which will vest in equal monthly installments during the 36 months thereafter, subject to Dr. Xu’s continued service on the Board, and (ii) an award of restricted stock units for 4,744 shares of Common Stock, which will vest in three equal annual installments beginning on the first anniversary of the vesting commencement date, subject to Dr. Xu’s continued service on the Board.

The Company has also entered into an indemnification agreement with Dr. Xu in substantially the same form entered into with the other directors of the Company.

There are no arrangements or understandings between Dr. Xu, on the one hand, and any other persons, on the other hand, pursuant to which Dr. Xu was selected as a director. Dr. Xu is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Xu has no family relationship with any director or executive officer of the Company.

Item 7.01 Regulation FD Disclosures.

On August 4, 2021, the Company issued a press release announcing Dr. Xu’s appointment to the Board. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 4, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2021	Fate Therapeutics, Inc.

	By:	/s/ J. Scott Wolchko
J. Scott Wolchko
President and Chief Executive Officer